SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549



                                  FORM 8-K


                               CURRENT REPORT
                    Pursuant to Section 13 of 15 (d) of the
                        Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                             October 15, 1998


                            NORWEST CORPORATION
           (Exact name of registrant as specified in its charter)


        Delaware                 1-2979                 41-0449260
(State or other jurisdiction   (Commission            (IRS Employer
    of incorporation)           File Number)         Identification No.)


              Norwest Center
            Sixth and Marquette
          Minneapolis, Minnesota                        55479
   (Address of principal executive offices)          (Zip Code)



       Registrant's telephone number, including area code:  612-667-1234

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ITEM 5.  Other Events.


    (a)  Recent Operating Results


Norwest Corporation's ("Norwest") net income for the quarter ended
September 30, 1998 was $392.9 million, or 50 cents per diluted common share, an increase of 15.0 percent and 13.6 percent, respectively, over the $341.6 million, or 44 cents per diluted common share, earned in the third quarter of 1997. Basic earnings per share increased 13.3 percent to 51 cents per common share in the third quarter of 1998 from 45 cents a year earlier. Return on realized common equity was 22.6 percent and return on assets was 1.64 percent for the third quarter of 1998, compared with 22.1 percent and 1.64 percent, respectively, in the same period of 1997.

For the first nine months of 1998, net income was $1,142.7 million, or $1.46 per diluted common share, an increase of 14.9 percent and 13.2 percent, respectively, over the $994.9 million, or $1.29 per diluted common share, earned in the first nine months of 1997. Return on realized common equity was
22.9 percent and return on assets was 1.66 percent for the first nine months of 1998, compared with 22.3 percent and 1.63 percent, respectively, in the same period a year ago.

Consolidated net interest income in the third quarter of 1998 was $1,115.4 million, compared with $1,022.6 million in the third quarter of 1997, an increase of 9.1 percent. The increase from the third quarter of 1997 was principally due to a 14.3 percent growth in average earning assets, partially offset by a 28 basis point decrease in net interest margin. The decrease in net interest margin is due to a higher mix of mortgages held for sale, which have lower yields than other interest-bearing assets. Net interest income increased 9.5 percent to $3,263.1 million for the first nine months of 1998, compared with the same period of 1997. The improvement from the first nine months of 1997 was due primarily to an 11.7 percent increase in average earning assets.

Norwest provided $146.8 million for credit losses in the third quarter of 1998, or 131 basis points of average loans and leases on an annualized basis. This compares with $146.7 million, or 143 basis points, in the same period a year ago. Net credit losses totaled $155.0 million in the third quarter of 1998, up from $125.5 million in the third quarter of 1997 principally due to higher levels of consumer credit charge-offs. As a percent of average loans and leases, net credit losses were 138 basis points in the third quarter of 1998, compared with 122 basis points in the same period a year ago. For the first nine months of 1998, Norwest's provision for credit losses amounted to $410.7 million, or 127 basis points of average loans and leases on an annualized basis, compared with $378.5 million or 125 basis points for the same period of 1997. Net credit losses as a percent of average loans and leases were 132 basis points in the first nine months of 1998, compared with 117 basis points in the same period of 1997.


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Consumer past-due delinquencies were as follows:

                                           9/30/98  6/30/98  12/31/97  9/30/97
Banking Group 30 days past due .........      1.65%    1.66      2.02     1.84
Norwest Financial 60 days past due .....      3.85     3.56      3.58     3.63
Credit card 30 days past due ...........      3.44     3.76      3.92     3.98

Non-performing assets totaled $261.8 million at September 30, 1998, an increase of $33.3 million from year-end 1997. The allowance for credit losses as a percentage of loans, non-performing loans and non-performing assets and also non-performing assets as a percent of total loans, leases and OREO strengthened at September 30, 1998 from the prior quarter:

                                           9/30/98  6/30/98  12/31/97  9/30/97
Allowance as a % of:
    Total loans .........................     2.95%    2.91      2.90     2.87
    Non-performing loans ................   619.83   585.55    692.51   633.40
    Non-performing assets ...............   510.61   476.58    539.89   520.93
Non-performing assets as a %
    of total loans, leases and OREO .....     0.58     0.61      0.54     0.55

Consolidated non-interest income was $889.5 million in the third quarter of 1998, an increase of $136.1 million, or 18.1 percent, from the third quarter of 1997. For the first nine months of 1998, consolidated non-interest income rose $455.6 million to $2,650.0 million, an increase of 20.8 percent over the same period in 1997. Contributing to these increases was continued growth in virtually all categories, including mortgage banking revenues, trust and investment fees and commissions, service charges and fees and credit card fee revenue, partially offset by lower net venture capital gains.

Consolidated non-interest expenses were $1,266.3 million in the third quarter of 1998, an increase of 14.0 percent over the third quarter of 1997. For the nine months ended September 30, 1998, non-interest expenses increased $528.3 million, or 16.1 percent, over the nine months ended September 30, 1997. The increase in non-interest expenses reflects increased Mortgage Banking expenses due to higher volume and additional operating expenses related to acquisitions. During 1998, Norwest has recorded non-recurring charges of $25.4 million related to completed acquisitions, of which $20.5 was incurred during the third quarter.

Norwest's Banking Group reported earnings of $281.4 million in the third quarter of 1998, 10.5 percent above third quarter 1997 earnings of $254.8 million. The increased earnings were attributed to growth in virtually all categories including trust and investment fees and commissions, service charges and fees and credit card fee revenue, partially offset by lower insurance revenues, due to seasonality, lower net venture capital gains due to overall market conditions and acquisition related one-time charges. Norwest Venture Capital had net unrealized appreciation in its investment portfolio of $126.5 million at September 30, 1998. For the first nine months of 1998, the Banking Group's earnings were $819.7 million, an increase of 15.3 percent over the $711.0 million earned in the first nine months of 1997.



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For the third quarter of 1998, Mortgage Banking earned $56.0 million, on record originations and volume, compared with $37.7 million in the third quarter of 1997. Combined gains on sales of mortgages and servicing rights in the third quarter of 1998 amounted to $152.0 million, compared with $13.2 million in the same quarter last year. The pipeline of unclosed mortgage loans was $23.5 billion at September 30, 1998, compared with $11.5 billion at September 30, 1997 and $10.6 billion at December 31, 1997. Mortgage loan originations were $27.9 billion in the third quarter of 1998, compared with $15.7 billion in the third quarter of 1997. The servicing portfolio increased $34.5 billion from the third quarter of 1997 and $26.9 billion from year-end 1997, and at September 30, 1998, totaled $232.7 billion with a weighted average interest rate of 7.54 percent. Capitalized mortgage servicing rights amounted to $2.7 billion, or 117 basis points of the mortgage servicing portfolio at September 30, 1998. Amortization of capitalized mortgage servicing rights was $241.9 million for the three months ended September 30, 1998, compared with $103.4 million for the three months ended September 30, 1997. The increased amortization is due to a larger servicing portfolio and the increased assumed prepayments as a result of the current low interest rate environment. For the first nine months of 1998, Mortgage Banking's earnings were $161.9 million, an increase of 51.5 percent over the $106.8 million earned in the first nine months of 1997.

Norwest Financial reported third quarter 1998 earnings of $55.5 million that were 12.8 percent higher than third quarter 1997 earnings which included charges related to the acquisition of Fidelity Acceptance Corporation. Earnings for the first nine months of 1998 of $161.1 million represent a decrease of 9.0 percent from the same period a year ago. Norwest Financial's net charge-offs were $93.2 million and $278.4 million for the quarter and nine months ended September 30, 1998, respectively, compared with $73.4 million and $199.0 million, respectively, in the same periods of 1997. The increase from the prior year is due to the acquisition of Fidelity Acceptance in August 1997 and to higher bankruptcy levels in Puerto Rico. Net charge-offs in Norwest Financial's domestic base business continued to decline in the third quarter.

Selected consolidated financial data at September 30, 1998 and December 31, 1997 is as follows:

(dollars in billions)                              9/30/98      12/31/97

Total assets .................................      $103.7          88.5
Loans and leases, net of
  unearned discount ..........................        45.3          42.5
Total deposits ...............................        60.2          55.5
Long-term debt ...............................        14.7          12.8
Total stockholders' equity ...................         7.5           7.0

Tier 1 capital ratio .........................        8.06%         9.09
Total capital ratio ..........................        9.92         11.01
Leverage ratio ...............................        6.19          6.63

Dividends declared per common share were 18.5 cents for the third quarter of 1998, compared with 15 cents for the same period of 1997. The dividend payout ratio was 36.3 percent and 33.3 percent for the three months ended
September 30, 1998 and 1997, respectively.


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On June 8, 1998, Norwest and Wells Fargo & Company announced they had signed a definitive agreement for a merger of equals. In accordance with the agreement, common stockholders of Wells Fargo will receive ten shares of Norwest common stock in exchange for each share of Wells Fargo common stock. The transaction is expected to close in November 1998.


                                       -5-

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               Norwest Corporation
                                               (Registrant)


Dated:  October 22, 1998                 By:   \s\ Michael A. Graf
                                               Senior Vice President and
                                               Controller
                                               (Principal Accounting Officer)





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